Exhibit 99.1

JCPENNEY REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS AND REAFFIRMS FULL YEAR GUIDANCE

Gross Margin Increases 10 basis points

Company Taking Actions to Strengthen Balance Sheet Through Planned Retirement of $520 million in Outstanding Debt

PLANO, Texas - (May 12, 2017) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal first quarter ended Apr. 29, 2017.

Marvin R. Ellison, Chairman and Chief Executive Officer said, “We continue to make encouraging progress in the Company’s competitive and financial position despite our top-line performance during the first quarter. While February was a very challenging month for JCPenney and broader retail, we are pleased with our comp store sales for the combined March and April period, which improved significantly versus February. The recent sales trends, combined with the improvement in women’s apparel and our growth initiatives led by Sephora inside JCPenney, jcp.com and major appliances, provide us with the confidence to maintain our sales guidance for the full year. Additionally, our investment in pricing and merchandising systems allowed us to deliver a 10 basis point increase in gross margin over last year, in light of the growth in appliances and e-commerce. Also, through our de-leveraging efforts and improved financial condition, we earned yet another credit rating upgrade this quarter. Our teams remain committed to executing on our strategic growth initiatives, and we are confident in our ability to drive sustainable growth and long-term profitability for JCPenney.”

The Company reported net sales of $2.7 billion in the first quarter of 2017 compared to $2.8 billion last year. Comparable store sales were (3.5) % for the quarter.

Home, Sephora, Fine Jewelry and Salon all comped positively, and were the Company’s top performing divisions during the quarter. Geographically, the Southwest and Southeast were the best performing regions of the country.

For the first quarter, gross margin was 36.3 % of sales, an increase of 10 basis points compared to the first quarter last year. Gross margin was positively impacted by improved selling margins throughout the quarter, which was partially offset by the continued growth in the Company’s online and major appliance businesses.

SG&A expenses for the quarter declined $29 million to $843 million, or 31.2 % of sales. These savings were primarily driven by lower marketing, store controllable costs and incentive compensation.

For the first quarter, the Company’s net loss was $180 million, or ($0.58) per share. This includes the following items:

•	$220 million, or approximately ($0.71) per share, of restructuring charges associated with our store closing announcement and voluntary early retirement program;

•	$17 million, or approximately $0.06 per share, of benefit from the tax impact from other comprehensive income allocation and other; and

•	$4 million, or approximately $0.01 per share, of benefit from primary pension plans.

Adjusted net income improved $116 million, or $0.38 per share, to $0.06 per share for the first quarter this year compared to a net loss of $97 million, or ($0.32) per share, last year. Adjusted net income for the first quarter of 2017 and 2016 includes the sale of operating assets, which totaled $117 million and $8 million, respectively. A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

EBITDA was $40 million for the first quarter 2017 compared to $176 million for the same period last year. Adjusted EBITDA for the quarter improved $102 million or 67 % to $255 million compared to the first quarter last year.

Inventory at the end of the first quarter 2017 was $2.95 billion, an increase of 0.8 % compared to the end of the first quarter last year. Approximately 300 basis points of the increase was driven by floor samples for appliance showrooms and higher inventory levels to support the Company’s continued investment in new Sephora shops.

The Company completed the sale of its Buena Park distribution facility in March for a net sales price of approximately $131 million and recorded a net gain of approximately $111 million in the first quarter associated with the sale of this facility.

Cash and cash equivalents at the end of the first quarter were $363 million. During the quarter, the Company utilized available cash on hand to retire $220 million of outstanding bonds that matured in April. As previously announced earlier this week, the Company launched cash tender offers to purchase up to $300 million aggregate principal amount on portions of its 2018 and 2019 outstanding bonds. The Company ended the quarter with a liquidity position of approximately $2.4 billion.

In March, Standard & Poor’s Rating Services upgraded the Company’s credit rating one notch to B+ and affirmed their positive outlook on the Company.

Outlook
The Company reaffirmed its 2017 full year guidance. As a reminder, fiscal 2017 is a 53-week year which has been incorporated into the full year guidance, with the exception of comparable store sales which are calculated on comparable 52-week basis. The following guidance also includes the expected impact of the Company’s previously announced store closures. The fiscal 2017 full year guidance is reaffirmed as follows:

•	Comparable store sales: expected to be -1% to +1%;

•	Gross margin: expected to be up 20 to 40 basis points versus 2016;

•	SG&A dollars: expected to be down 1 to 2% versus 2016;

•	Adjusted earnings per share[1]: expected to be $0.40 to $0.65.

1A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined at this time.

First Quarter Earnings Conference Call Details
At 8:30 a.m. ET today, the Company will host a live conference call conducted by chairman and chief executive officer Marvin R. Ellison and chief financial officer Ed Record. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (844) 243-9275, or (225) 283-0394 for international callers, and reference 15893982 conference ID or visit the Company’s investor relations website at http://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available for seven days beginning approximately two hours after the conclusion of the conference call by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 15893982 conference ID.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE:JCP), one of the nation's largest apparel and home furnishings retailers, is on a mission to ensure every customer’s shopping experience is worth her time, money and effort. Whether shopping jcp.com or visiting one of over 1,000 store locations across the United States and Puerto Rico, she will discover a broad assortment of products from a leading portfolio of private, exclusive and national brands.  Supporting this value proposition is the warrior spirit of over 100,000 JCPenney associates worldwide, who are focused on the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, gross margin, selling, general and administrative expenses, earnings and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-K for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended
Statements of Operations:	April 29, 2017	April 30, 2016	% Inc. (Dec.)
Total net sales	$2,706	$2,811	(3.7)%
Cost of goods sold	1,723	1,793	(3.9)%
Gross margin	983	1,018	(3.4)%
Operating expenses/(income):
Selling, general and administrative (SG&A)	843	872	(3.3)%
Pension	(2)	2	(100.0)%	+
Depreciation and amortization	145	154	(5.8)%
Real estate and other, net	(118)	(38)	100.0%	+
Restructuring and management transition	220	6	100.0%	+
Total operating expenses	1,088	996	9.2%
Operating income/(loss)	(105)	22	(100.0)%	+
(Gain)/loss on extinguishment of debt	—	(4)	(100.0)%	+
Net interest expense	87	95	(8.4)%
Income/(loss) before income taxes	(192)	(69)	100.0%	+
Income tax expense/(benefit) (1)	(12)	(1)	100.0%	+
Net income/(loss)	$(180)	$(68)	100.0%	+

Earnings/(loss) per share - basic and diluted	$(0.58)	$(0.22)	100.0%	+

Financial Data:
Comparable store sales increase/(decrease) (2)	(3.5)%	(0.4)%
Ratios as a percentage of sales:
Gross margin	36.3%	36.2%
SG&A expenses	31.2%	31.0%
Total operating expenses	40.2%	35.4%
Operating income/(loss)	(3.9)%	0.8%
Effective income tax rate (1)	(6.3)%	(1.4)%

Common Shares Data:
Issued and outstanding shares at end of period	309.8	307.3
Weighted average shares - basic	309.6	307.2
Weighted average shares - diluted	309.6	307.2

(1)
For the three months ended April 29, 2017 and April 30, 2016, the Company increased its net valuation allowance by $64 million and $13 million, respectively, against certain federal and state net operating loss carry forward assets.

(2)
Comparable store sales include sales from all stores, including sales from services and commissions earned from our in-store licensed departments, that have been open for 12 consecutive full fiscal months and Internet sales. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation. Our definition and calculation of comparable store sales may differ from other companies in the retail industry.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	April 29, 2017	April 30, 2016
Current assets:
Cash in banks and in transit	$157	$166
Cash short-term investments	206	249
Cash and cash equivalents	363	415
Merchandise inventory	2,949	2,925
Prepaid expenses and other	228	227
Total current assets	3,540	3,567
Property and equipment, net	4,437	4,735
Other assets	610	593
Total assets	$8,587	$8,895

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$893	$995
Other accounts payable and accrued expenses	1,035	1,125
Current portion of capital leases, financing obligation and note payable	12	17
Current maturities of long-term debt	307	321
Total current liabilities	2,247	2,458
Long-term capital leases, financing obligation and note payable	217	7
Long-term debt	4,066	4,388
Deferred taxes	203	194
Other liabilities	649	598
Total liabilities	7,382	7,645
Stockholders' equity	1,205	1,250
Total liabilities and stockholders' equity	$8,587	$8,895

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended
Statements of Cash Flows:	April 29, 2017	April 30, 2016
Cash flows from operating activities:
Net income/(loss)	$(180)	$(68)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	77	(1)
Asset impairments and other charges	1	1
Net gain on sale of non-operating assets	—	(5)
Net gain on sale of operating assets	(117)	(8)
(Gain)/loss on extinguishment of debt	—	(4)
Depreciation and amortization	145	154
Benefit plans	111	(12)
Stock-based compensation	7	10
Deferred taxes	(18)	(3)
Change in cash from:
Inventory	(95)	(204)
Prepaid expenses and other assets	(71)	(59)
Merchandise accounts payable	(84)	70
Current income taxes	5	(1)
Accrued expenses and other	(127)	(264)
Net cash provided by/(used in) operating activities	(346)	(394)
Cash flows from investing activities:
Capital expenditures	(83)	(39)
Proceeds from sale of non-operating assets	—	2
Proceeds from sale of operating assets	136	12
Joint venture return of investment	8	14
Net cash provided by/(used in) investing activities	61	(11)
Cash flows from financing activities:
Payments of capital leases, financing obligation and note payable	(6)	(14)
Payments of long-term debt	(230)	(62)
Proceeds from stock options exercised	—	1
Tax withholding payments for vested restricted stock	(3)	(5)
Net cash provided by/(used in) financing activities	(239)	(80)
Net increase/(decrease) in cash and cash equivalents	(524)	(485)
Cash and cash equivalents at beginning of period	887	900
Cash and cash equivalents at end of period	$363	$415

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our qualified defined benefit pension plan (Primary Pension Plan), the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps. Unlike other operating expenses, restructuring and management transition charges, the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income), the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

In addition, we believe that EBITDA is a useful measure in assessing our operating performance and are therefore presenting this non-GAAP financial measure in addition to the non-GAAP financial measures listed above.

EBITDA AND ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures:

	Three Months Ended
	April 29, 2017	April 30, 2016
Net income/(loss)	$(180)	$(68)
Add: Net interest expense	87	95
Add: (Gain)/loss on extinguishment of debt	—	(4)
Total interest expense	87	91
Add: Income tax expense/(benefit)	(12)	(1)
Add: Depreciation and amortization	145	154
EBITDA (non-GAAP)	40	176
Add: Restructuring and management transition charges	220	6
Add: Primary pension plan expense/(income)	(4)	—
Less: Net gain on the sale of non-operating assets	—	(5)
Less: Proportional share of net income from the home office land joint venture	(1)	(24)
Adjusted EBITDA (non-GAAP)	$255	$153

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended
	April 29, 2017	April 30, 2016
Net income/(loss)	$(180)	$(68)
Earnings/(loss) per share-diluted	$(0.58)	$(0.22)

Add: Restructuring and management transition charges (1)	220	6
Add: Primary pension plan expense/(income) (1)	(4)	—
Add: (Gain)/loss on extinguishment of debt (1)	—	(4)
Less: Net gain on the sale of non-operating assets (1)	—	(5)
Less: Proportional share of net income from the home office land joint venture (1)	(1)	(24)
Less: Tax impact resulting from other comprehensive income allocation (2)	(16)	(2)
Adjusted net income/(loss) (non-GAAP)	$19	$(97)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$0.06	$(0.32)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, payments made for business acquisitions or required pension contributions, if any. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table sets forth a reconciliation of cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Three Months Ended
	April 29, 2017	April 30, 2016
Net cash provided by/(used in) operating activities	$(346)	$(394)
Add: Proceeds from sale of operating assets	136	12
Less: Capital expenditures	(83)	(39)
Free cash flow (non-GAAP)	$(293)	$(421)

Net cash provided by/(used in) investing activities (1)	$61	$(11)
Net cash provided by/(used in) financing activities	$(239)	$(80)

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.